October 14, 2010

EntrepreneurShares Series Trust
40 Grove Street
Wellesley Square, Massachusetts 02482

Ladies and Gentlemen:

We have acted as counsel to EntrepreneurShares Series Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Pre-Effective Amendment No. 1 to the Trust's Registration Statement on Form N-1A (File Nos. 333-169040; 811-22436) (the “Amendment”), registering an indefinite number of Class A, Retail Class and Institutional Class shares of beneficial interest of EntrepreneurShares Global Fund (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Amendment.  For purposes of rendering that opinion, we have examined the Amendment, the Agreement and Declaration of Trust, and By-laws of the Trust, and the action of the trustees of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that: (1) the Shares to be issued pursuant to the Amendment have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Amendment, the Shares to be issued pursuant to the Amendment will be validly issued, fully paid, and nonassessable.

This opinion is rendered solely in connection with the filing of the Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares.  We hereby consent to the filing of this opinion with the SEC as an exhibit to the Amendment.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ K&L Gates LLP